Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. ANNOUNCES SALE OF PIETRO’S ASSETS

COMPANY PURCHASES LEASEHOLD INTEREST IN ORANGE COUNTY, CA RESTAURANT

Huntington Beach, California – February 17, 2004 – Chicago Pizza & Brewery, Inc. (Nasdaq: CHGO), today announced it has entered into an agreement for the sale of its three Pietro’s restaurants to employees Ken Bay and Ray David. The buyers are purchasing the restaurant assets and related trademarks for the Pietro’s brand for approximately $2.2 million. The sales price includes cash proceeds of $1.2 million and two notes receivable totaling $950,000. The sale will yield a gain of approximately $1.7 million during the first quarter of 2004.

In 2003, sales and pre-tax income for the three Pietro’s restaurants were $3.0 million and $590,000, respectively. The Company expects the transaction to close on March 1, 2004. Chicago Pizza & Brewery intends to use the proceeds from the sale of Pietro’s towards developing additional BJ’s restaurants.

“With the sale of Pietro’s, Chicago Pizza & Brewery can fully concentrate on developing our core BJ’s brand. We are very pleased to be able to turn Pietro’s over to two longtime employees to help them fulfill their aspirations of business ownership. We thank them for their wonderful contribution to the Company and wish them much success in the future with Pietro’s,” said Paul Motenko, Chairman and co-CEO of Chicago Pizza & Brewery.

Additionally, Chicago Pizza and Brewery, Inc. announced that it has entered into an asset purchase agreement to purchase the leasehold interest and other personal property of an existing restaurant and brewery located in Laguna Hills, California. The Company anticipates converting the approximately 10,000 square foot restaurant into a BJ’s Restaurant and Brewery estimated to open summer 2004.

Chicago Pizza & Brewery, Inc. currently operates 33 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s (expected to be sold 3/1/04), and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.